Filed Pursuant to Rule 424(b)(3)
                                                   Registration No. 333-132911


                             Subject to Completion
            Preliminary Pricing Supplement dated February 21, 2007

PRICING SUPPLEMENT
(To MTN prospectus supplement, general prospectus supplement and prospectus dated March 31, 2006)
Pricing Supplement Number:

                           Merrill Lynch & Co., Inc.


                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                     Floating Rate Notes due March , 2017

Principal Amount:

Issue Price:                The Notes will be offered at varying prices
                            related to prevailing market prices.

Denominations:              $1,000 and integral multiples thereof

Purchase Price
to Underwriter:             100% of Principal Amount

CUSIP Number:

Interest Rate:              For each interest period, no less than 95% (the
                            "Participation Rate") of the U.S. dollar 10-year
                            Interest Swap Rate as published on Reuters page
                            ISDAFIX1 two Business Days prior to the
                            commencement of the relevant interest period, calculated on the basis of a 360 day year of twelve 30 day months (unadjusted). The actual
                            Participation Rate will be determined on the date the Notes are priced for initial sale to the public and will be set forth in the final pricing supplement made available in connection with sales of the Notes.

Original Issue Date:        March    , 2007

Stated Maturity Date:       March    , 2017

Scheduled Interest
Payment Dates:              March    of each year, commencing March   , 2008
                            subject to the following Business Day convention.
                            Each Scheduled Interest Payment Date (and the
                            Original Issue Date) will also be an Interest
                            Reset Date.

Repayment at the Option
of the Holder:              The Notes cannot be repaid at the option of the
                            holder prior to the Stated Maturity Date.

Redemption at the Option
of the Company:             The Notes are not subject to redemption at the
                            option of the Company prior to the Stated Maturity
                            Date.

Form: The Notes will be issued in fully registered book-entry form. As described in the accompanying general prospectus supplement, upon issuance, all of the Notes will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, The Depository Trust Company, otherwise known as DTC, or any successor to it (the "depository"), as depositary, and registered in the name of Cede & Co., DTC's partnership nominee.

Trustee:                    The Bank of New York

Underwriter:                Merrill Lynch, Pierce, Fenner & Smith Incorporated
                            ("MLPF&S")

Business Day:               Any day other than a Saturday or Sunday that is
                            neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Dated:                      March    , 2007